Exhibit 10.21

FINANCING AGREEMENT

THIS FINANCING AGREEMENT (the “Agreement”) is made and executed on the ___ day of ______, 2021, by and between Splitty Travel Ltd. (the “Company” or “Borrower”), a company organized under the laws of the State of Israel (Company No. 51-534153-5), whose address is 2 Nim Blvd., Rishon Lezion, and Discount Capital Ltd. (the “Lender”), a company organized under the laws of the State of Israel (Company No. 51-171425-5), whose address is Rothschild 22, Tel Aviv.

W I T N E S S E T H:

WHEREAS, the Company has requested that the Lender shall make available to the Company, as of the Closing (as defined below) or further thereafter (as further provided herein), and subject to the fulfillment of the conditions precedent provided therefor hereunder, loans (the “Loans”) in an aggregate principal amount not to exceed the Maximum Loan Amount (as defined below), subject to the terms and conditions set forth herein; and

WHEREAS, the Lender has agreed to make such Loans available to the Company in accordance with and subject to the terms of this Agreement and in return, among others, for the receipt, in consideration for the benefits conferred upon the Company hereunder, of the Warrant (as defined below), all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions and Interpretation

1.1.	In this Agreement the following terms shall have the respective meanings ascribed thereto:

“Accounts Pledge Debenture”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Additional Cushion Deposit Amount”	-	shall have the meaning ascribed thereto under Section 2.4.2 below.

“Affiliate”	-	with respect to the Company shall mean any individual or any type of entity whether incorporated or not which, directly or indirectly through one or more intermediaries, controls or is under common control with the Company.

“Agreed Cancelation Rate”	-	shall mean 2%.

“Amended and Restated AOA”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Amortization Schedule”	-	shall have the meaning ascribed thereto under Section 2.1.3 below.

“AOA”	-	the Articles of Association of the Company in effect as of the date hereof, which are attached as Exhibit 1.1(a) hereto, as amended by the Amended and Restated AOA (where applicable) or as otherwise amended from time to time.

“Arrears Interest”	-	shall have the meaning ascribed thereto under Section 2.7.2 below.

“Authorizations”	-	any authorization, consent, approval, resolution, license, exemption, clearance, permit, certificate, waiver, amendment, consent, exemption, variance, filing, notarization or registration (including, for the avoidance of doubt, any governmental authorization, and any approval or consent of any stock exchange).

“Basic Cushion Deposit Amount”	-	shall have the meaning ascribed thereto under Section 2.4.2 below.

“Board”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Booking”		shall mean any reservation, acquisition or submission of application for reservation and/or acquisition, of any Travel Services made via Company’s website (directly or through metasearch engines) by any person, in each case – which was confirmed by the corresponding vendor, as shall be evidenced by an electronic (or any other customary form) confirmation issued by such vendor to such person;

“Borrower Bank Account”	-	shall have the meaning ascribed thereto under Section 2.4 below.

“Business Day”	-	any day on which banks in Israel are open.
“Business Plan Objectives”	-	shall have the meaning ascribed thereto under Section 2.2.2 below.

“Closing”	-	shall have the meaning ascribed thereto under Section 3.1 below.

“Closing Date”	-	shall have the meaning ascribed thereto under Section 3.1 below.

“Closing Deliverables”	-	shall have the meaning ascribed thereto under Section 3.1 below.

“Closing Fee”	-	shall have the meaning ascribed thereto under Section 9.2 below.

“Collateral”	-	all assets of Borrower covered by the Security Documents.

“Companies Law”	-	the Israeli Companies Law 5759-1999, as amended from time to time and all regulations promulgated thereunder, or any equivalent thereof under the applicable jurisdiction.

“Compliance Certificate”		a duly completed compliance certificate, in the form attached hereto as Exhibit 1.1(b), signed by the CEO or CFO of the Company.

“Company Charge Agreements”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Company Excluded Assets”	-	shall have the meaning ascribed thereto under Section 4.1 below.

“Company Intellectual Property”	-	shall have the meaning ascribed thereto under Section 6.13.3 below.

“Company’s Confirmation”

duly executed confirmation by the Company’s Chief Executive Officer or Chief Financial Officer of the achievement of at least 80% of the Business Plan Objectives, in the form attached as Exhibit 1.1(c) hereto or in such other form and substance reasonably satisfactory to Lender, which shall be further certified (solely in relation to Section 2.2.2(a)) by the Company’s auditors.

“control”	-	or any derivative of such term, shall have the meaning ascribed to such term under the Securities Law.

“Cushion Deposit”	-	shall have the meaning ascribed thereto under Section 2.4.2 below.

“Cushion Deposit Debenture”	-	shall have the meaning ascribed thereto under Section 2.4.2 below.

“Default”	-	an Event of Default or an event or circumstance which would, unless cured or waived, constitute an Event of Default upon the passage of time (including any applicable cure period (if granted)), or the giving of notice under any Transaction Agreement (or any combination thereof).

“Delayed Payment”	-	shall have the meaning ascribed thereto under Section 2.7.2 below.

“Deposit”	-	a deposit, bank guarantee or other collateral required by a Supplier to be provided thereto from the Company in connection with any Services, including without limitation cash collateral in favor of financial institutes (such cash collaterals limited to an aggregate amount of up to Two Hundred Fifty Thousand Dollars ($250,000)) required to allow credit card activity with a Supplier, solely to the extent that such activity is required as a substitute to creating a deposit in favor of such Suppliers and provided that such credit card activity shall not be used for any other purpose whatsoever. In case any Deposit is provided to a Supplier in the form of a bank guarantee, such guarantee shall at all times be secured by a cash collateral at substantially the same amount as the amount guaranteed thereunder. At all times, none of the cash collaterals mentioned hereinabove (“Permitted Cash Collaterals”) shall secure any other Indebtedness or any other bank services (including any form of credit extensions, other guarantees and/or overdraft frameworks). For the avoidance of doubt, such Permitted Cash Collaterals may be registered with the Companies Registrar or other applicable registry as liens in favor of the relevant financial institutions.

“Determining Ratio”	-	shall have the meaning ascribed thereto under Section 6.21.5 below.

“Disbursement Compliance Certificate”		a duly completed compliance certificate, in the form attached hereto as Exhibit 1.1(d), signed by the CEO or CFO of the Company.

“Disbursement Conditions”	-	all of the following conditions (a) providing Lender with the applicable Disbursement Request in compliance with the provisions hereof which shall be accompanied by (i) a Disbursement Compliance Certificate, and (ii) with respect to the Expansion Loan – the Company’s Confirmation, (b) no Default exists at the time of the Disbursement Request or the applicable Installment Date, (c) no Default shall occur as a result of extension of the applicable Loan, and (d) Lender shall have been provided with all documents (in original form) required for the due registration of all security interest created in relation to the Collateral hereunder, as required to be registered with any applicable Governmental Authority.

“Disbursement Request”	-	a disbursement request in the form attached hereto as Exhibit 1.1(e). Each Disbursement Request: (i) shall be duly executed by the Company’s Chief Financial Officer and shall state the exact amount that the Company wishes to draw, provided that such amount, together with the aggregate amounts previously drawn (whether or not prepaid), shall not exceed the applicable Loan Amount.

“Distribution”	-	any “distribution” as defined in the Companies Law, including a distribution of a dividend or an undertaking so to distribute, directly or indirectly (including by way of repayment of shareholder loans, making of a loan by a subsidiary to its shareholder, redemption of capital notes or otherwise).

“Due Payments”	-	shall have the meaning ascribed thereto under Section 2.6.4 below.

“Event of Default”	-	shall have the meaning ascribed thereto under Section 5.1 below.

“Existing Deposit Amount”	-	shall have the meaning ascribed thereto under Section 6.21.4 below.

“Exit Event”	-	shall have the meaning ascribed thereto under Section 7.5 below.

“Expansion Loan”	-	shall have the meaning ascribed thereto under Section 2.2.1 below.

“Expansion Loan Amount”	-	shall have the meaning ascribed thereto under Section 2.2.1 below.

“Expansion Loan Availability Period”	-	shall have the meaning ascribed thereto under Section 2.2.2 below.

“Expansion Loan Disbursement Date”	-	shall mean the actual date of extension of the Expansion Loan in accordance with Section 2.2.2 below and the provisions hereof.

“Final Maturity Date”	-	the third anniversary of the Closing Date.

“Financial Statements”	-	the audited consolidated annual financial statements of the Company for the period ended December 31, 2019.

“Floating Charge Debenture”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Founders”	-	shall mean ______________.

“Free and Clear”	-	free of and clear of any Security Interest, other than Permitted Liens.

“GAAP”	-	shall have the meaning ascribed thereto under Section 6.21.1 below.

“Governmental Authority”	-	means the government of the State of Israel or any other nation including the United States of America, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group”	-	shall mean the Company and the Subsidiaries, and any other entity controlled by the Company, whether alone or together with others.

“Guarantee”	-	shall mean an unlimited continuing corporate guarantee of a Material Subsidiary in favor of Lender securing repayment of all Secured Amounts, in form and substance reasonably acceptable to Lender.

“Guarantors”	-	shall mean any Material Subsidiary and any other person or entity who shall become a guarantor of the Company’s obligations hereunder (if any).

“IIA”	-	means the Israel Innovation Authority of the Israeli Ministry of the Economy.

“IIA-Funded Know-How”	-	means intellectual property rights developed with the support and/or funding from the IIA, including any rights derived therefrom.

“Installment Date”	-	the date of actual extension of each Loan in accordance with the provisions hereof.

“Intellectual Property”	-	shall include all patent rights, trademark rights, service mark rights, trade name rights, know-how, copyright rights, trade secrets, domain name rights, information, proprietary rights and processes.

“Interest”	-	shall have the meaning ascribed thereto under Section 2.6.1 below.

“Interest Payment Date”	-	(i) March 31, 2021, (ii) the last Business Day of each calendar month thereafter, until (but not including) the calendar month during which the Final Maturity Date occurs, and (iii) the Final Maturity Date.

“Interest Period”	-	the period commencing on the first day following any Interest Payment Date and ending on the subsequent Interest Payment Date, provided that (i) with respect to the Primary Loan – the first Interest Period shall commence on the Closing Date and end on the first Interest Payment Date to occur thereafter, and (ii) with respect to the Expansion Loan (to the extent extended) – the first Interest Period shall commence on the Expansion Loan Disbursement Date and end on the first Interest Payment Date to occur thereafter.

“Interested Party”		shall have the meaning assigned to such term (’בעל ענין’) under the Companies Law.

“IP Pledge Debenture”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“IP Security Agreement”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Israeli Security Documents”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Key Employee”	-	shall mean each of the Founders and Gil Harel.

“Lien”	-	any lien, mortgage, charge (whether fixed or floating), pledge, encumbrance, assignment, attachment, security interest, title retention, confiscation, seizure, set-off, holdback or delay, or any other restrictive action of any kind having substantially similar result to that of any of the foregoing actions.

“Loan Amount”	-	shall have the meaning ascribed thereto under Section 2.4.2 below.

“Make the Cushion Deposit Whole”	-	shall have the meaning ascribed thereto under Section 8.1.2 below.

“Make Whole Interest”	-	shall have the meaning ascribed thereto under Section 8.1.3 below.

“Make Whole Period”	-	shall have the meaning ascribed thereto under Section 8.1.2 below.

“Make Whole Period Extension”	-	shall have the meaning ascribed thereto under Section 8.1.4 below.
“Material Subsidiary”	-

is any subsidiary of Borrower, which for the first time ever meets any one or more of the following criteria: (i) maintains cash, cash equivalents, long and short term deposits and other forms of cash investments and account receivables (collectively, “Financial Assets”) valued in the aggregate at least at 15% of the consolidated Financial Assets of the Company and its subsidiaries, or (ii) is the main party on behalf of the Group to agreements with customers of the Company and/or any subsidiary thereof deriving, or otherwise collects, at least 15% of the Group’s consolidated Monthly Gross Booking Value during any calendar month, or (iii) is the main party on behalf of the Group to agreements with Suppliers which are responsible for at least 15% of the consolidated inventory partners costs of the Company and its subsidiaries during any calendar month.

“Management Fee”	-	shall have the meaning ascribed thereto under Section 9.1 below.

“Maximum Loan Amount”	-	US$ 4,000,000 which consists of the Primary Loan and the Expansion Loan.

“Minimum Cash Amount”	-	shall have the meaning ascribed thereto under Section 8.2.1 below.

“Monthly Gross Booking Value”	-	with respect to any calendar month, shall mean the aggregate monetary value underlying all actual valid Bookings recorded during such month, which, solely for the purposes of section 2.2.2 below, shall be multiplied by (100% minus the Agreed Cancelation Rate).

“Monthly Net Revenues”	-	means, with respect to any calendar month, the applicable Monthly Gross Booking Value less any Hotel Partners Costs paid during such month.

“Monthly Profitability”	-	means the Company’s return over investment during the relevant calendar month, which shall be measured as the difference between its Monthly Gross Booking Value and its Relevant Operational Costs during such month.

“Monthly Revenues to Bookings Ratio”	-	shall mean the ratio of Monthly Net Revenues to Monthly Gross Booking Value during the relevant calendar month.

“Monthly Statements”	-	the monthly reports of the Company on a consolidated basis with respect to the calendar year of 2020 and January 2021, certified by the CFO of the Company.
“Negative Pledge”	-	shall mean an undertaking of a Material Subsidiary not to create any Lien on any of its assets (except for Permitted Liens, mutatis mutandis) and not to incur any financial indebtedness (except for Permitted Indebtedness, mutatis mutandis) or otherwise provide guarantees or indemnities, in form and substance reasonably acceptable to Lender.

“Non-Utilization Fee”	-	shall have the meaning ascribed thereto under Section 2.8 below.

“Permitted Indebtedness”		(i) intercompany unsecured Indebtedness incurred between the Company and its subsidiaries in the ordinary course of business which is permitted under Section 7.4.7 below and subject to the provisions thereof; (ii) Borrower’s Indebtedness to Lender under this Agreement and the other Transaction Documents; (iii) unsecured Indebtedness to employees/service providers and any trade creditors incurred in the ordinary course of business, in each case – which are not passed due; (iv) Indebtedness secured by Permitted Liens; and (v) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (iv) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Liens”

(i) Liens (1) existing on the date hereof which are shown on the Israeli Companies’ Registrar records of the Company or (2) arise under this Agreement or the other Transaction Documents; (ii) Liens for taxes, fees, assessments or other government charges or levies, either (1) not due and payable or (2) being contested in good faith by appropriate proceedings diligently instituted and conducted, and for which Borrower maintains adequate reserves on Borrower’s Books, provided that (I) no notice of any such Lien has been filed or recorded under any applicable law, and (II) such Liens have no priority over any Liens in favor of Lender, unless and to such extent otherwise set forth under applicable law; (iii) purchase money Liens (1) on equipment acquired or held by Borrower in the ordinary course of business, incurred only for financing the acquisition of the equipment, or (2) existing on equipment when acquired, in each case – only if the Lien is confined to such equipment without any recourse to Borrower beyond the realization of such Lien; (iv) Liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature and arising in the ordinary course of business, so long as such Liens attach only to inventory and which are not delinquent or remain payable without any penalty or interest or which are being contested in good faith and by appropriate proceedings diligently instituted and conducted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (v) only with respect to US subsidiaries, statutory Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (vi) security interests arising from attachments or judgments, orders, or decrees in circumstances not constituting a Default; (vii) Liens in favor of other financial institutions arising solely under applicable general account terms signed by Borrower for the opening and maintaining of bank accounts held at such institutions, provided that no other Liens may be created or otherwise subsist on any amounts deposited in or otherwise associated with any such accounts unless existing on the date hereof as provided under (i) above, (viii) Liens in favor of financial institutions to secure obligations of Borrower solely in relation of credit cards, office lease guarantee and/or any other banking services in the ordinary course of business (which shall in no event include extension of credit in any form whatsoever (including in the form of guarantees and/or overdraft frameworks)), up to an aggregate amount of US$ 500,000 (taking into account for this purpose all Liens described in (i)(1) above), (ix) Liens created under Deposits solely in favor of the respective Suppliers (with the sole exception of Permitted Cash Collaterals which may be created in accordance with the provisions hereof), and (x) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (ix) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; provided, however, that, with respect to all Liens described in (iii) through (iv) above, such Liens shall at all times be limited to an aggregate amount of up to US$ 100,000. It is clarified that all cap amounts provided hereinabove shall at all times be measured on a consolidated basis.

“Permitted Transferee”	-	shall have the meaning ascribed thereto under Section 13.5.1 below.

“Pledging Subsidiary”	-	is any subsidiary of Borrower, which for the first time ever meets any one or more of the following criteria: (i) maintains Financial Assets valued in the aggregate at least at 25% of the consolidated Financial Assets of the Company and its subsidiaries, or (ii) is the main party on behalf of the Group to agreements with customers of the Company and/or any subsidiary thereof deriving, or otherwise collects, at least 25% of the Group’s consolidated Monthly Gross Booking Value during any calendar month, or (iii) is the main party on behalf of the Group to agreements with Suppliers which are responsible for at least 25% of the consolidated inventory partners costs of the Company and its subsidiaries during any calendar month.

“Prepaid Amount”	-	shall have the meaning ascribed thereto under Section 2.10 below.

“Prepayment Fee”	-	shall have the meaning ascribed thereto under Section 2.10.1 below.

“Primary Loan”	-	shall have the meaning ascribed thereto under Section 2.1.1 below.

“Primary Loan Amount”	-	shall have the meaning ascribed thereto under Section 2.1.1 below.

“Principal Payment Date”	-	shall have the meaning ascribed thereto under Section 2.1.3 below.

“Relevant Operational Costs”	-

means, with respect to any calendar month, the aggregate amount of (a) all payments of any sort and nature attributed by the Company and its subsidiaries to any hotel inventory partners during such month (the “Hotel Partners Costs”); (b) all advertising costs actually incurred during such month by the Company and its subsidiaries; and (c) all payments on account of royalties attributed by the Company and its subsidiaries during such month to the IIA or other authorities in respect of similar governmental grants, in each case of (a) through (c), in respect of any Bookings created, modified or cancelled during such month.

“Required Consents and Approvals”	-	all the waivers, notifications, consents and approvals required to be obtained by the Company and/or any Guarantor with respect to the Transaction Agreements and the transactions contemplated therein, all of which are listed in Exhibit 1.1(g) hereto.

“Schedule of Exceptions”	-	shall have the meaning ascribed thereto under Section 6 below.

“Secured Amounts”	-	shall mean all amounts due or which may become due to Lender under or in connection with the Transaction Agreements (including principal, interest, fees and any other amounts accrued or which may accrue thereon or due or which may become due in connection therewith).

“Securities Law”	-	the Israeli Securities Law, 5728-1968, as amended from time to time and all regulations promulgated thereunder, or any equivalent thereof under any applicable jurisdiction.

“Security Documents”	-	the Company Charge Agreements, the Guarantees (if any), the Negative Pledges (if any) and all documents ancillary thereto or otherwise executed in connection therewith.

“Security Interest”	-	any Lien, option, preemptive right, right of first offer, right of first refusal or any other transfer or other similar restriction of any nature whatsoever (including, with respect to securities, any tag along, bring along, phantom and other rights), and any other right or claim of, or indebtedness or other liability towards, any third-party, of whatever nature.

“Services”	-	(i) all sorts of travel services and/or products of any nature, including hotel reservations, car lease, vacation packages, flights, travel insurance, etc. (collectively, “Travel Services”), including provision of any leads, marketing services, sale and website promotions, web interface, or other services in relation to any Travel Services, and (ii) financial services, including without limitation credit card/other financial collection processing services, fraud detection services and other operational services.

“Step-Up Interest”	-	shall have the meaning ascribed thereto under Section 2.7.1 below.

“Subsidiaries”	-	shall have the meaning ascribed thereto under Section 6.3 below.

“Suppliers”	-	means the suppliers listed on Exhibit 1.1(h) hereto, and any and all other suppliers, including metasearch-based suppliers, which currently or in the future shall provide the Company and its subsidiaries with any Services, including without limitation any successors thereof.

“Target Capital Raise”	-	means the raise by the Company following the Closing of equity capital in an aggregate amount exceeding US$ 10,000,000.

“Taxes”	-	shall have the meaning ascribed thereto under Section 2.6.4 below.

“Transaction Agreements”	-	collectively, this Agreement, the Security Documents, the Warrant, the Closing Compliance Certificate and each Compliance Certificate, Disbursement Compliance Certificate and Disbursement Request, together with any other document ancillary hereto or thereto, or otherwise executed and delivered in connection herewith or therewith, each as may be amended from time to time.

“Unutilized Portion”	-	shall have the meaning ascribed thereto under Section 2.8 below.

“VAT”	-	shall have the meaning ascribed thereto under Section 2.6.3 below.

“Warrant”	-	shall have the meaning ascribed thereto under Section 3.2.1 below.

“Warrant Shares”	-	shall have the meaning ascribed thereto under Section 6.5.1 below.

1.1.	Unless a contrary indication appears, any reference in this Agreement to:

1.1.1.	any “Lender”, “Borrower”, “Company” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights or obligations under the Transaction Agreements, to the extent permitted hereunder;

1.1.2.	a “Transaction Agreement” or any other agreement or instrument is a reference to that Transaction Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated in accordance with its respective terms;

1.1.3.	“indebtedness” includes any obligation in respect of borrowed money (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.1.4.	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.1.5.	“including” means including without limitation, and “includes” and “included” shall be construed accordingly;

1.1.6.	“knowledge” of any person shall mean: (i) the actual knowledge of such person (including its C-level officers, if applicable) and (ii) any information which should have been known to such person (including its C-level officers, if applicable) after having performed their duties in a reasonable manner;

1.1.7.	a time of day is a reference to time in Tel Aviv;

1.1.8.	a provision of law is a reference to that provision as amended or re-enacted;

1.1.9.	a Clause, Section, Exhibit, Annex or a Schedule is to a reference a clause, section, exhibit, annex or a schedule to this Agreement; and

1.1.10.	singular form includes plural form and vice versa.

1.2.	Section, Clause and Schedule headings are for ease of reference only.

1.3.	Unless a contrary indication appears, a term used in any other Transaction Agreement or in any notice given under or in connection with any Transaction Agreement has the same meaning in that Transaction Agreement or notice as in this Agreement.

1.4.	An Event of Default is “continuing” if it has not been remedied (to the extent capable of being remedied) within the applicable cure period or waived (to the extent permitted), in Lender’s sole discretion, provided that if such an event is incapable of being remedied, then no cure period shall be deemed to apply.

2.	The Loans

2.1.	Primary Loan.

2.1.1.	Loan Amount. Subject to the terms and conditions, and on the basis of the representations and warranties, set forth herein, the Lender has agreed to provide the Company, at the Closing and subject to the fulfillment of the conditions precedent therefor as provided hereunder, with a loan at the principal amount of Three Million Dollars (US$3,000,000) (the “Primary Loan” and “Primary Loan Amount”, respectively).

2.1.2.	Disbursement. The Lender shall extend the Primary Loan to the Company on the Closing Date, subject to satisfaction of all Disbursement Conditions and to the occurrence of Closing in accordance with the provisions hereof, to the Lender’s satisfaction.

2.1.3.	Principal Payments. Subject to the Acceleration and Prepayment provisions set forth below, the principal of the Primary Loan shall be repaid as follows (each, a “Principal Payment Date”):

(a)	33 equal monthly payments each in an amount equal to 3% of the Primary Loan Amount (i.e., US$ 90,000 each), commencing on the third Interest Payment Date to occur following the Closing Date and ending on the latest Interest Payment Date to occur prior to the Final Maturity Date.

Notwithstanding the foregoing, once the Company shall have consummated the Target Capital Raise, the six (6) subsequent monthly payments scheduled for the six (6) consecutive Principal Payment Dates to occur immediately following consummation of the Target Capital Raise shall each be decreased to 2% of the Primary Loan Amount (i.e., US$ 60,000 each); provided that (i) such decrease shall not apply to the last principal payment as provided under sub-Section (b) below, if applicable, and (ii) such decrease shall not apply to any of such principal payments if any Event of Default exists at the relevant Interest Payment Date.

(b)	the remaining unpaid balance of the principal amount of the Primary Loan shall be made on the Final Maturity Date,

all in accordance with the amortization schedule provided by Lender to Borrower in accordance with the foregoing, as may be updated from time to time by Lender solely to reflect to the provisions hereof (the “Amortization Schedule”).

2.2.	Expansion Loan.

2.2.1.	Loan Amount. Subject to the terms and conditions, and on the basis of the representations and warranties, set forth herein, the Lender has agreed to provide the Company, with an additional loan at the principal amount of US$ 1,000,000 (the “Expansion Loan” and “Expansion Loan Amount”, respectively).

2.2.2.	Disbursement. The Lender shall extend the Expansion Loan to the Company within ten (10) Business Days of (i) the Company meeting at least 80% of its Business Plan Objectives to the Lender’s satisfaction in its good faith business judgment, and (ii) providing Lender with written notice to that effect accompanied by a duly executed Disbursement Request (the actual date of extension thereof, the “Expansion Loan Disbursement Date”) subject to satisfaction of all Disbursement Conditions to the Lender’s good faith business judgment, provided that if the Company shall have failed to meet at least 80% of its Business Plan Objectives (or any of them) during the first 12 months following the Closing Date (the “Expansion Loan Availability Period”), the Expansion Loan shall no longer be available for drawing by the Company.

For the purpose here of, the “Business Plan Objectives” shall mean all of the following:

(a)	The Company shall have reached Monthly Gross Booking Value exceeding US$ 8,000,000 during two consecutive calendar months; and

(b)	The earlier of the following to occur: (i) the Company shall have reached Monthly Profitability exceeding US$ 100,000 during two consecutive calendar months, or (ii) the Company shall have consummated the Target Capital Raise.

2.2.3.	Principal Payments. Subject to the Acceleration and Prepayment provisions set forth below, the principal of the Extension Loan shall be repaid in equal monthly installments, each in an amount equal to the Extension Loan Amount divided by the number of remaining Interest Payment Dates following the Extension Loan Disbursement Date, commencing on the first Principal Payment Date to occur following the Expansion Loan Disbursement Date and ending on the Final Maturity Date, all in accordance with the updated Amortization Table to be provided by Lender to Borrower upon extension of the Expansion Loan which shall reflect to above provisions.

2.3.	Purpose. The Loans shall be used for supporting the Company’s growth and providing its Suppliers with Deposits.

2.4.	Extension of the Loans.

2.4.1.	Each Loan shall be extended by the Lender to the Borrower as further described below, in U.S. Dollars, by means of a wire transfer of immediately available funds to the following bank account of the Borrower (or such other bank account as the Borrower will instruct in advance and in writing) (the “Borrower Bank Account”):

Name of Bank:

Bank Address:

Branch number:

Account number:

IBAN \ SWIFT CODE:

2.4.2.	On the Closing Date, subject to the provisions hereof, Lender shall extend in the Borrower Bank Account the Primary Loan amount less (a) the transaction expenses due and payable as of the Closing Date in accordance with the terms hereof, and (b) an amount of US$240,000 (the “Basic Cushion Deposit Amount”), which shall be deposited in a deposit maintained with and in the name of the Lender (the “Cushion Deposit”). The foregoing shall constitute extension of the entire Primary Loan to Borrower in accordance with the provisions hereof. Borrower shall have no claims whatsoever in relation to the management of the Cushion Deposit by Lender.

For sake of cautious, at the Closing Borrower shall create in favor of an exclusive fixed ranking fixed pledge and assignment by way of pledge, without limitation in amount, over any and all rights Borrower has (if any at all) in relation to the Cushion Deposit, under the Accounts Pledge Debenture (the “Cushion Deposit Pledge”).

2.4.3.	On the Expansion Loan Disbursement Date, if applicable in accordance with and subject to the provisions hereof, Lender shall extend in the Borrower Bank Account the Expansion Loan amount less an amount of US$80,000 (the “Additional Cushion Deposit Amount”), which shall be deposited in the Cushion Deposit and shall also be subject to the Cushion Deposit Pledge. The foregoing shall constitute extension of the entire Expansion Loan to Borrower in accordance with the provisions hereof.

2.5.	Loan Term. The term of each Loan shall commence on the relevant Installment Date and terminate upon repayment by the Company of the Primary Loan Amount or Expansion Loan Amount, as applicable (each , a “Loan Amount”), and all amounts accrued thereon in full, in accordance with the provisions contained herein, but in no event later than the Final Maturity Date.

2.6.	Interest; Payment of Interest.

2.6.1.	The outstanding principal of the Loans shall bear U.S. Dollar denominated interest at an annual rate equal to 11.5% (the “Interest”).

2.6.2.	The Interest shall be calculated on basis of 360 days a year and accrue on a daily basis, in accordance with the number of days included in the relevant Interest Period, and paid on a monthly basis.

2.6.3.	Interest payments shall be made on each Interest Payment Date, together with applicable value added tax (“VAT”) against and subject to the issuance of a valid tax invoice by the Lender. Each Interest payment shall be made as aforesaid with respect to the principal amount outstanding under the Loans during the Interest Period ending on that Interest Payment Date.

2.6.4.	Attached as Exhibit 2.6.4 hereto is a valid approval of exemption from tax withholding obtained by the Lender which is currently in effect (a “WH Exemption”). Borrower hereby confirms that the attached WH Exemption is sufficient such that all Interest (including Arrears Interest, Step-Up Interest and Make Whole Interest) payments and any other payments due hereunder to Lender (including the Closing Fee, Management Fee and Non-Utilization Fee) (collectively, “Due Payments”) shall be made to Lender free and clear of any taxes, levies, withholdings, duties, impositions or other charges (“Taxes”). Upon expiry of a WH Exemption Lender shall provide Borrower with a new valid WH Exemption. Until such new valid WH Exemption is provided to Borrower, Borrower shall be entitled to make such deduction or withholding of Tax from any Due Payments made and shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority, all in accordance with applicable law. By the end of each calendar year, at Lender’s request, Borrower shall provide Lender with confirmation of all taxes so withheld any paid thereby to the tax authorities during such year, if any. Borrower shall notify Lender in writing prior to making any Due Payments which would be subject to Tax withholdings as foresaid.

2.7.	Step-Up Interest; Arrears Interest. Without derogating from any rights or remedies afforded by law or under this Agreement or any of the other Transaction Agreements:

2.7.1.	Upon the occurrence of an Event of Default (disregarding for this purpose any applicable cure or grace period, unless such Event of Default was cured during such cure or grace period to Lender’s satisfaction), and so long as it is continuing, all amounts then outstanding under the Transaction Agreements (whether on account of principal, interest or any other amounts accrued thereon or due in connection therewith) shall be subject to an additional interest at an annual rate of three percent (3%) (“Step-Up Interest”). Step-Up Interest shall accrue as of the date on which such a Default has occurred for the first time until satisfaction of all of the following: (i) such Default is fully cured (if a cure period exists under the provisions contained herein, or otherwise granted by Lender (in its sole discretion) in relation to such event), and (ii) no other Default exists. Step-Up Interest shall be compounded on a daily basis.

2.7.2.	Any amount payable under the Transaction Agreements (whether on account of principal, interest (including Step-Up Interest) or any other amounts accrued thereon or due in connection therewith), which is not timely paid to Lender in full in accordance with the provisions of the Transaction Agreements (a “Delayed Payment”), shall bear arrears interest (on top of the Interest) at an annual rate of four and a half percent (4.5%) (the “Arrears Interest”). Arrears Interest shall accrue as of the date on which such Delayed Payment has become due and payable until satisfaction of all of the following: (i) such Delayed Payment is fully paid to Lender, and (ii) no other Default exists. Arrears Interest shall be compounded on a daily basis.

It is clarified that no amounts shall bear both Step-Up Interest and Arrears Interest at the same time, provided that any amount of Step-Up Interest not timely paid shall bear Arrears Interest in accordance with Section 2.7.2 above.

2.8.	Non-Utilization Fee. The Company shall pay the Lender, as of the Closing Date and until the earlier of (i) expiration of the Expansion Loan Availability Period and (ii) the Expansion Loan Disbursement Date, a non-utilization fee (the “Non-Utilization Fee”) at the amount equal to an annual rate of 2.5% of the unutilized portion of the Expansion Loan Amount (whether or not Borrower may withdraw any amounts therefrom pursuant to the provisions hereof) during each calendar month (or any portion thereof), calculated on a daily basis (the “Unutilized Portion”), plus applicable VAT. The Non-Utilization Fee shall be payable on each Interest Payment Date following the Closing Date with respect to the Unutilized Portion during the then ending Interest Period.

2.9.	Payments. Unless instructed otherwise in writing by the Lender, all payments to be made to the Lender pursuant to the provisions of this Agreement shall be made to the following account of Lender:

Name of Bank:

Bank Address:

Branch number:

Account number:

IBAN \ SWIFT CODE:

2.10.	Prepayment. Notwithstanding the provisions contained herein, the Company may prepay any amounts due to the Lender on account of the Loans (the “Prepaid Amount”), at any time prior to the Final Maturity Date (provided that the Company shall use its commercially reasonable efforts that such prepayment shall be made on an Interest Payment Date), subject to payment of the Prepayment Fee applicable to the Prepaid Amount as provided below, provided that the Company delivers to Lender a written notice (“Prepayment Notice”) at least seven (7) days prior to the requested prepayment date, and provided, further, that the Prepaid Amount shall not be less than the lesser of (i) US$ 200,000 and (ii) all amounts then outstanding under the Transaction Agreements on account of the Loans.

For the purposes hereof:

2.10.1.	“Prepayment Fee” shall be an amount equal to the difference (as of the effective time of prepayment) between: (a) the future cash flow (principal plus Interest payments) in respect of the prepaid portion of the Loan, discounted based on the Government Bond Yield (as defined below) plus 1.75% per year, and (b) the Prepaid Amount. Prepayment Fee shall in no event be negative.

2.10.2.	“Government Bond Yield” shall mean the weighted average of the gross yield to maturity (before tax) stated as a percentage and rounded up to the nearest four places after the decimal point of two Reference Bonds, on the last five (5) trading days prior to the date of the Prepayment Notice (the last of such Business Days being the last Business Day before the date of the Prepayment Notice).

2.10.3.	“Reference Bond” shall mean a bond denominated in NIS, issued by the State of Israel, traded on the Tel Aviv Stock Exchange, fully linked to the Israeli Consumer Price Index (“Index”), bearing interest at a fixed rate, which:

(a)	has an average principal time to maturity of at least one month and which is closest to that of the relevant Loan as of the date of the Prepayment Notice (provided that one bond shall be have an average principal time to maturity that is shorter than that of the relevant Loan and the other bond shall have an average principal time to maturity that is longer than that of the relevant bond), and

(b)	has a total trading volume of at least NIS ten million (10,000,000) per trading day on the last five trading days prior to the relevant date.

If one or both of the Index linked bonds issued by the State of Israel with the average time to maturity closest to that of the relevant Loan do not meet the aforesaid trading volume requirements, then such Index linked, fixed rate, Israeli government bond or bonds, as the case may be, will be substituted by such bond or bonds which meet the trading volume requirements and which have an average principal time to maturity closest to that of the relevant Loan.

Numeric example for calculation of Prepayment Fee is attached as Exhibit 2.10 hereto.

For the avoidance of doubt, any amount repaid on account of the Loans may not be withdrawn again.

2.11.	Mandatory Repayment. If the Expansion Loan was extended to Borrower but Borrower has not raised equity capital in an aggregate amount exceeding US$ 5,000,000 by the end of the Expansion Loan Availability Period, then at the request of Lender in its sole discretion, Borrower shall, at the then upcoming Principal Payment Date, prepay a portion of the Expansion Loan at an amount equal to the lesser of: (i) US$ 500,000, and (ii) 50% of the actual Expansion Loan Amount that was extended to Borrower, together with all unpaid Interest accrued thereon by the actual prepayment date. Such mandatory prepayment shall not be subject to Prepayment Fee.

2.12.	Termination.

2.12.1.	Upon repayment or prepayment by the Company of the Loan Amount and all other Secured Amounts in full, in accordance with the provisions contained herein and/or under any other Transaction Agreement, this Agreement shall be terminated and shall have no force and effect, except where provided otherwise herein. The Warrant shall not be terminated as a result of termination hereof.

2.12.2.	Upon termination of this Agreement, all the Transaction Agreements (other than the Warrant) will be immediately and automatically terminated without any further action of any party hereto or thereto and the Lender shall promptly upon Borrower’s request take all appropriate actions, at the expense of the Company, to release any security over the Collateral. To that effect, the Lender shall promptly upon Borrower’s request execute and file, at the expense of the Company, any document, consent, form or instrument reasonably required by the Company and/or any subsidiary thereof to cancel, remove and release any security interest or pledge, lien or encumbrance hereunder or under any of the Transaction Agreements.

3.	Closing

3.1.	Time and Place of Closing. Subject to the terms and conditions contained herein, including fulfillment of the Disbursement Conditions and the other conditions precedent set out herein within 30 days following the date hereof, the Lender shall make the Primary Loan available to the Company, and the Company shall issue the Warrant to the Lender, at the closing (the “Closing”) which shall take place on the date on which all Closing Deliverables set forth in Section 3.2 below (the “Closing Deliverables”) have been delivered or, to the extent possible, provision thereof has been waived in writing by Lender in its sole discretion (the “Closing Date”).

3.2.	Transactions at the Closing. At the Closing, the Company shall deliver to Lender the following documents and certificates (unless otherwise waived in writing by the Lender, in its sole and absolute discretion):

3.2.1.	a true and correct copy of the resolutions of the Board of Directors of the Company (the “Board”), in the form attached hereto as Exhibit 3.2.1, approving this Agreement and the transactions contemplated herein and in the ancillary agreements and documents attached hereto, which shall include:

(a)	the execution of a floating charge debenture between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(a) (the “Floating Charge Debenture”);

(b)	the execution of a fixed and floating charge debenture between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(b) (the “Accounts Pledge Debenture”);

(c)	the execution of a fixed charge debenture between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(c) (the “IP Pledge Debenture”, and together with the Floating Charge Debenture and the Accounts Pledge Debenture, the “Israeli Security Documents”);

(d)	the execution of a US intellectual property security agreement between the Company and the Lender, in the form attached hereto as Exhibit 3.2.1(d) (the “IP Security Agreement”, and together with the Israeli Security Documents, the “Company Charge Agreements”);

(e)	the issuance and delivery at the Closing of a warrant in the form attached hereto as Exhibit 3.2.1(e) (the “Warrant”), in accordance with the provisions of this Agreement, for no additional consideration, and the approval of the issuance and delivery of the shares upon the exercise of the Warrant, all in accordance with the terms of this Agreement, and the reservation, at all times, of a sufficient number of Company shares underlying said Warrant and issuable upon the exercise of the Warrant; and

(f)	the amendment of the Company’s Articles of Association in order to reflect changes required pursuant to this Agreement, in the form attached hereto as Exhibit 3.2.1(f) (the “Amended and Restated AOA”).

3.2.2.	Reserved;

3.2.3.	a true and correct copy of the duly signed resolutions of the shareholders of the Company, including resolutions of the required preferred majority shareholders, in the form attached hereto as Exhibit 3.2.3, approving (i) this Agreement and the transactions contemplated herein and in the ancillary agreements and documents attached hereto, (ii) the amendment of the AOA by the Amended and Restated AOA, and (iii) the issuance of the Warrant to Lender hereunder;

3.2.4.	copies of the Required Consents and Approvals;

3.2.5.	each of the Israeli Security Documents duly executed by the Company, together with (i) its respective Hebrew translation and a certification thereof as true translation, (ii) applicable 10-forms for the registration of the Israeli Security Documents with the Israeli Companies’ Registrar, (iii) in relation to the IP Pledge Debenture – applicable registration form for the registration thereof with the Israeli Patents Office, and (iv) the IIA Approval (as defined below), in each case of (i) through (iii) above – in forms attached hereto (where attached) or otherwise reasonably acceptable to Lender. Within three (3) Business Days following the Closing, the Company shall procure filing of such forms with the Israeli Companies’ Registrar, and in relation to the IP Pledge Debenture – also with the Israeli Patents Office, and within thirty (30) days of the Closing shall provide Lender with certificates issued by the Israeli Companies’ Registrar confirming the registration of all Israeli Security Documents, and in relation to the IP Pledge Debenture – also by the Israeli Patents Office confirming same;

3.2.6.	the IP Security Agreement duly executed by the Company. Lender shall take care of filing a UCC-1 statement in respect thereof;

3.2.7.	Copy of the application made by the Company to the IIA requesting its approval for the creation of the Liens created under the Security Documents over all IIA-Funded Know-How (the “IIA Approval”), in the form agreed with Lender;

3.2.8.	Reserved;

3.2.9.	duly and validly executed Warrant;

3.2.10.	an opinion of counsel to the Company, in the form attached hereto as Exhibit 3.2.10; and

3.2.11.	a Closing Compliance Certificate in the form attached as Exhibit 1.1(b), hereto, duly executed by the Company’s Chief Executive Officer and/or Chief Financial Officer.

3.2.12.	satisfaction by Lender that all payments due and payable at Closing, including payments pursuant to Section 9 below, have been fully paid.

3.3.	Conditions Precedent. Notwithstanding anything to the contrary contained herein, and in addition thereto, the Company’s right to receive any Loan (or any portion thereof), and the Lender’s obligation to extend any Loan (or any portion thereof) to the Company, shall be conditioned on, (i) the absence of a Default on each applicable Installment Date and on the date of each Disbursement Request, and (ii) the Company shall have delivered to Lender all of the documents required to be delivered at the Closing and in connection with any Installment as set forth herein (as the case may be), all of which shall remain in full force and effect as of the applicable Installment Date and the date of the applicable Disbursement Request.

4.	Securities; Priority

4.1.	The Company shall secure the repayment of all Secured Amounts by creating, for the benefit of the Lender, (i) a first ranking and exclusive floating charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, the Company’s technology and other Intellectual Property rights as required under the Floating Charge Debenture, (ii) a first ranking and exclusive floating and specific charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s bank accounts and Cushion Deposit, as required under the Accounts Pledge Debenture, and (iii) a first ranking and exclusive specific charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Company’s present and future Intellectual Property rights as required under the IP Pledge Debenture.

Once every twelve (12) months, the IP Pledge Debenture shall be amended to cover any new applications made for registration of patents by the Group and/or any patents registered thereby during such period (if any), and corresponding UCC-1 filing (together with USPTO filing in relation to new registered patents) shall be promptly made by the Company, provided that in relation to newly registered patents the forgoing shall apply within six (6) months of registration thereof, as further provided under Section 7.1.3 below.

4.2.	In addition, the Company shall promptly following creating or acquiring any Material Subsidiary (or promptly following any of its subsidiaries becoming a Material Subsidiary, as applicable), (i) have it executing and delivering to the Lender a Guarantee and a Negative Pledge, in order to secure the payment of all Secured Amounts, which documents, when executed, shall be deemed part of the Transaction Agreements. Each such Material Subsidiary shall become a ‘Guarantor’ for all intents and purposes of the Transaction Agreements upon executing such documents, and (ii) to the extent not previously created, create in favor of Lender a first ranking and exclusive specific charge over its holdings and rights in such Guarantor, under an Israeli law share pledge debenture, in a form reasonably acceptable to Lender (and where applicable, substantially similar to the Accounts Pledge Debenture, mutatis mutandis), in order to secure the payment of all Secured Amounts, which debenture, when executed, shall also be deemed part of the Transaction Agreements. Promptly following creating or acquiring any Material Subsidiary (or promptly following any of the Company’s subsidiaries becoming a Material Subsidiary, as applicable), the Company shall deliver to Lender (i) a true and correct copy of its organizational documents then in effect together with duly adopted resolutions of the board of directors (or its equivalent) of such Material Subsidiary approving (1) the execution and delivery by such subsidiary of such Guarantee and Negative Pledge, and any other documentation reasonably requested by Lender, and (2) to the extent required under applicable law, the transfer of its securities pledged in favor of Lender as aforesaid upon realization of such pledge, and (ii) an opinion of Israeli counsel to the Company in relation to the above debenture, in the form attached hereto as Exhibit 3.2.10 (mutatis mutandis).

4.3.	Furthermore, the Company shall cause that any subsidiary thereof, whether now existing or hereafter created or acquired (subject to and in accordance with the provisions hereof), which shall qualify as a Pledging Subsidiary for the first time ever, shall promptly upon becoming so qualified, (i) create in favor of Lender a first ranking floating charge on such subsidiary’s then present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, its technology and other Intellectual Property rights, under a debenture substantially similar to the Floating Charge Debenture, or in any other form reasonably acceptable to Lender, in order to secure its undertakings under its Guarantee, which debenture, when executed, shall be deemed part of the Transaction Agreements, and (ii) deliver to Lender (1) a duly adopted resolution of its board of directors (or its equivalent) approving the execution and delivery thereby of such debenture, and (2) an opinion of local counsel to such Pledging Subsidiary in relation to the above debenture, in a customary form reasonably acceptable to Lender. The foregoing shall be in addition to the securities required to be provided to Lender under Section 4.2 above.

4.4.	Without derogating from any other provision contained herein, the Company acknowledges that the undertakings under this Section 4 are deemed material provisions of this Agreement.

4.5.	The Borrower shall not create any Lien nor permit any Lien so subsist over any of its rights and assets securing any indebtedness towards any third parties, other than those existing as of the date hereof as appearing in the Companies’ Registrar extract of Borrower attached as Exhibit 4.5 hereto and other than other Permitted Liens.

4.6.	All Liens created under the Security Documents shall rank as (i) a senior and exclusive (subject, in terms of exclusivity, only to the Permitted Liens) Liens on the assets and rights of the Company, all to the extent permitted by applicable law. The foregoing shall not derogate from the provisions of Section 7.4 hereof.

5.	Acceleration

5.1.	Events of Default. Notwithstanding any and all other provisions in this Agreement, the Secured Amounts shall become immediately due and payable upon the occurrence of any one or more of the events described below and following expiration of any cure period specified below (if applicable) (each, an “Event of Default”):

5.1.1.	The Company fails to pay any sum due to the Lender under the Transaction Agreements at the time specified herein or the Company is otherwise in breach of any provision contained herein or in any other Transaction Agreement and where such breach can be cured by the Company, such breach is not cured by the Company within (i) three (3) Business Days in case of non-payment (including breach under Section 8.1 or 8.2 below), (ii) seven (7) days in case of another material breach, or thirty (30) days in case of a non-material breach; or

5.1.2.	The Company admits or indicates its inability to pay its debts as they become due, commences negotiations as a result of financial difficulties with one or more of its creditors with a view to the general readjustment of, or rescheduling or entering into a creditors’ arrangement regarding, its indebtedness or makes a general assignment for the benefit of its creditors, or the Company is insolvent; or

5.1.3.	Any (i) receivership or liquidation proceedings are initiated in respect of the Borrower, including without limitation proceedings to appoint a liquidator, special manager or receiver (whether temporary or permanent), or (ii) rehabilitation proceedings, settlement proceedings, a creditors’ arrangement and/or a freeze of proceedings pursuant to Sections 350 and/or 351 of the Companies Law or any equivalent thereof, or other similar proceeding pursuant to any additional law or any replacement law (including the Insolvency and Rehabilitation Law 5778 – 2018 or any equivalent thereof), are initiated in respect of the Borrower; unless, in each case above any such proceeding is terminated or revoked within thirty (30) days from its commencement date (if curable within such period), provided, however, that such proceeding was not initiated by the Borrower or on its behalf and that Borrower did not consent to the commencement of such proceedings (or otherwise there shall be no cure period available); or

5.1.4.	(i) an order for receivership or liquidation is entered into in respect of the Borrower, including without limitation order for the appointment of a liquidator, special manager or receiver (whether temporary or permanent); or (ii) an order for rehabilitation proceedings, settlement, a creditors’ arrangement and/or a freeze of proceedings pursuant to Sections 350 and/or 351 of the Companies Law, or any equivalent thereof or other similar proceeding pursuant to any additional law or any replacement law (including the Insolvency and Rehabilitation Law 5778 – 2018 or any equivalent thereof), is entered into in respect of the Borrower; or (iii) the adoption of a resolution by the Borrower to voluntarily liquidate; or

5.1.5.	a Lien or an attachment is placed on any assets of the Borrower valued at more than US$100,000 in the aggregate (including by way of a floating charge) or execution proceedings are being taken against it, or if any portion of the Collateral shall cease to be Free and Clear (other than such Liens created hereunder in favor of the Lender); provided, however, that such Lien, attachment or proceeding shall not be deemed an Event of Default if cancelled or removed within twenty one (21) days;

5.1.6.	the Borrower ceases or suspends for more than thirty (30) days its business carried on as at the date of this Agreement or any material part thereof;

5.1.7.	The Borrower is removed from the records of the Companies Registry (or a parallel authority), or is about to be removed from these records, unless such proceeding is terminated or revoked within fourteen (14) days from its commencement date; or

5.1.8.	There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in an amount individually or in the aggregate in excess of US$ 200,000; or (b) any other breach or default by Borrower under any agreement with banks, financial institutions or other lenders resulting in a right by such banks, financial institutions or other lenders, whether or not exercised, to accelerate the maturity of any indebtedness in an amount individually or in the aggregate in excess of US$ 100,000, which is not cured within the applicable cure period therefore (if any); or (c) any other breach or default by Borrower of any agreement to which it is a party or by which its or any of its assets are bound, the result of which could have a material adverse effect on Borrower’s business, provided, however, that the Event of Default under this Section 5.1.8 caused by the occurrence of a breach or default under such other agreement shall be deemed cured for purposes of this Agreement upon Lender receiving, within seven (7) Business Days of the occurrence thereof, written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, to the Lender’s satisfaction, if and only if any such cure does not result in an Event of Default under any other provision of this Agreement or any other Transaction Agreement.

5.1.9.	Borrower or any person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, in any other Transaction Agreement, in any other document, certificate or written statement delivered by it as part of the Transaction Agreements or in any writing delivered to Lender in connection with the entry into, negotiation and/or performance of this Agreement or any other Transaction Agreement, and such representation, warranty, or other statement is inaccurate, incorrect or incomplete in any material respect or misleading when made;

5.1.10.	The Transaction Agreements or any of them ceases to be in full force and effect, or is not, or ceases to be, valid, binding or enforceable, or, in case of any Security Document, fails to provide effective perfected first ranking security in favor of the Lender over the relevant assets and rights (or any portion thereof) in accordance with its terms, and/or the organizational documents of the Borrower or any Subsidiary or any other agreement to which it is a party shall include any restrictions or impediments on the creation and/or realization of any portion of the Collateral; or

5.1.11.	The Borrower is not in compliance with applicable law in any material respect and/or any Authorizations required for the operation of its business is breached or revoked unless such non-compliance or breach is cured or such revocation is reversed within 30 days from the date of its occurrence; or

5.1.12.	Any circumstances, event or series of events occur(s) which, in the good faith business discretion of Lender, has or may reasonably have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its affiliates (taken as a whole), on the ability of the Company to fully and timely comply with its undertakings under the Transaction Agreements, on the Company’s ownership, Free and Clear, of the Collateral, or on the overall value of the Collateral; or

5.1.13.	The auditors of the Company include a going concern notice in respect of any of its financial statements or otherwise qualify any of its financial statements; or

5.1.14.	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against the Company and/or any of its assets, unless any of the foregoing is not reasonably expected to materially adversely affect the Company and/or to impair the ability of the Company to fully and timely comply with its undertakings under the Transaction Agreements or the Company’s ownership, Free and Clear, of the Collateral; or

5.1.15.	One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, in excess of US$150,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

5.1.16.	Any disposition in Borrower’s holdings in any of its subsidiaries (including by way of issuance of securities by such subsidiary to any third parties) shall occur following becoming a Guarantor hereunder; or

5.1.17.	The occurrence of any of the events listed above with respect to any Guarantor (if any), mutatis mutandis.

In the event of the occurrence of a default in respect of which the Lender is required, according to any applicable law including but not limited to the Banking (Service to Customers) Law 5741-1981, to provide the Borrower with prior notice (the “Prior Notice”) prior to taking any action in respect of the Loans, the Lender shall be entitled to provide the Borrower with such Prior Notice immediately upon the occurrence of such default. For the avoidance of doubt, the Prior Notice period shall not be added to and shall run concurrently with any notice period or lapse of time with which such default would constitute an Event of Default, including any prior notice, grace or cure period granted hereunder or under any Security Document.

5.2.	Notice to the Lender. Without derogating from the provisions contained herein, the Company shall immediately inform the Lender in writing of the occurrence of: (i) the adoption of a resolution by the Company to voluntarily liquidate the Company or the filing by or against the Company of any petition in liquidation or relief under the provisions of applicable law for the relief of debtors or the appointment of a special manager, liquidator or temporary liquidator, receiver or temporary receiver or trustee to take possession of any assets of the Company or the placement of attachment on any assets of the Company; and (ii) any Event of Default or other event which if not cured within the applicable cure period shall be deemed an Event of Default as soon as it is aware of it, together with such steps taken or to be taken by the Company in order to rectify or prevent such an Event of Default, and, promptly following the receipt of a written request to that effect from the Lender, confirm to the Lender that, except as previously notified to the Lender or as notified in such confirmation, no Event of Default has occurred and provide Lender with all information reasonably requested by Lender in order to assess the situation.

5.3.	Acceleration of Maturities. When any Event of Default described in Sections 5.1.2, 5.1.3, 5.1.4, 5.1.5 or 5.1.8 has happened and is continuing, all amounts due to the Lender on account of the Loan shall become immediately due and payable without notice (subject to any applicable cure or grace periods provided therefor therein) and any commitment of the Lender to extend any funds hereunder shall forthwith immediately terminate. Lender shall notify Borrower of its exercise of such rights upon such exercise, provided that the lack of such notice shall not impair such rights of Lender. When any other Event of Default has happened and is continuing, the Lender may, by notice in writing sent to the Company, declare all Secured Amounts immediately due and payable (subject to any applicable cure or grace periods provided therefor therein), in which case if such notice is so provided, any commitment of the Lender to extend any funds hereunder shall forthwith immediately terminate. It is clarified that should the Company fail to cure an Event of Default within the applicable cure or grace period set forth in Section 5.1 above, the Event of Default shall be deemed to have occurred on the date of the breach underlying such Event of Default. Anything to the contrary herein notwithstanding, if in the Lender’s reasonable good faith opinion the grant of any cure or grace period or notice provided for herein would materially prejudice its rights pursuant to the Transaction Documents or pursuant to any law or their ability to be repaid the Secured Amounts or realize the Collateral, the Lender shall be entitled to reduce the cure or grace period or not grant it or such notice at all.

Upon such amounts becoming due and payable as a result of any Event of Default as aforesaid, the Company will promptly pay to the Lender all amounts due to the Lender under the Transaction Agreements, including any applicable VAT. Arrears Interest shall accrue on any delayed payment, in accordance with the provisions of Section 2.7.2 above. Neither any course of dealing on the part of the Lender nor any delay or failure by the Lender to exercise any right under the Transaction Agreements or applicable law shall not operate as a waiver of such right or otherwise prejudice the Lender’s rights, powers and remedies hereunder or under any applicable law in any applicable jurisdiction.

All amounts payable upon acceleration in accordance with the provisions hereof shall be subject to Prepayment Fee.

5.4.	Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact to:

5.4.1.	(a) exercisable following the occurrence and during the continuance of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any accounts receivables or drafts against the respective debtors thereunder (“Debtors”); (ii) demand, collect, sue, and give releases to any Debtors for monies due, settle and adjust disputes and claims about the relevant accounts receivables directly with such Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Lender’s or Borrower’s name, as Lender chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; and (iv) pay, contest or settle any Lien or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same, and

5.4.2.	Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Amounts have been satisfied in full and the Transaction Agreements (other than the Warrant) have been terminated, provided that at Borrower’s written request, Lender shall, at Borrower’s expense, provide copies of any such documents to Borrower; provided, however, that prior to the occurrence and continuance of an Event of Default, Lender will notify Borrower of any such documents in advance and in writing. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Secured Amounts have been fully repaid and performed and this Agreement has been terminated.

6.	Representations and Warranties of the Company

As an inducement to the Lender to enter into this Agreement and the other Transaction Agreements and to provide any Loan, the Company represents and warrants to the Lender the following (except as set forth on a Schedule of Exceptions (the “Schedule of Exceptions”) attached hereto as Exhibit 6 and furnished to the Lender, which exceptions shall be deemed to be representations and warranties as if made hereunder) to be true and correct as of the date hereof, as of the Closing Date and, in all material respects, as of each Installment Date (except as discloses in writing to Lender and approved thereby), provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof and, provided further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete as aforesaid as of such date:

6.1.	Organization and Qualification

6.1.1.	The Company is a private company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, condition, affairs or prospects of the Company, financially or otherwise.

6.1.2.	The Company’s structure chart, both prior to the Closing Date and following such date, including its direct and indirect parent companies, is detailed in Schedule 6.1.2 of the Schedule of Exceptions.

6.1.3.	Except as detailed in Schedule 6.1.3 of the Schedule of Exceptions, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its share capital.

6.1.4.	The Company is not a “Breaching Company” under section 362A of the Companies Law or under any equivalent thereof.

6.2.	Reserved

6.3.	Subsidiaries. Other than the Company’s holdings in its wholly owned subsidiary, Splitty Travel, Inc., a Delaware company, and in its wholly owned subsidiary, Splitty Travel Ltd., a UK company (together, the “Subsidiaries”), as of the execution hereof the Company does not own, control or otherwise hold, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement. Each of the Subsidiaries is wholly-owned by the Company Free and Clear and is a corporation duly organized, validly existing and in good standing under the laws of the state Delaware or the laws of England and Wales, respectively, and has all requisite corporate power and authority to carry on its business. Each of the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, condition, affairs or prospects of such Subsidiary, financially or otherwise. As of the execution hereof, none of the Subsidiaries qualify as a Material Subsidiary or Pledging Subsidiary in accordance with the provisions hereof, and as of the execution hereof, neither is reasonably expected to qualify as such within the next twelve (12) months.

6.4.	Directors, Officers. The sole directors and officers of the Company immediately prior to the Closing are the directors and officers listed on Schedule 6.4 of the Schedule of Exceptions.

6.5.	Authorization

6.5.1.	All corporate actions on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Warrant and the shares issuable upon the exercise of the Warrant (the “Warrant Shares”) have been taken or will be taken prior to Closing, and the Transaction Agreements constitute and shall constitute at the Closing valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

6.5.2.	All Authorizations required to enable the Company to lawfully conduct its business in the general nature existing on the date of this Agreement have been obtained or effected and are in full force and effect and were not breached. Company has not received any notice, warning, or appeal regarding breach of any of the terms of such Authorizations nor does the engagement in or execution of the Transaction Agreements constitute a breach of any of them.

6.6.	Reserved.

6.7.	Organizational Documents. The organizational documents of the Borrower and each Subsidiary in effect as of the date hereof have been made available to the Lender. The organizational documents of the Borrower and each Subsidiary and any other agreement to which it is a party, do not include any restrictions or impediments on the creation and realization of any portion of the Collateral. All registers required to be kept by the Company under the provisions of any applicable law are true and accurate in all material respects.

6.8.	Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, except for the filing of the Amended and Restated AOA with the Companies’ Registrar, the increase of the share capital of the Company and the registration of the various charges created under the Security Documents with the applicable Governmental Authorities.

6.9.	IIA and Investment Center. Except as provided in Schedule 6.9 of the Schedule of Exceptions, (i) Borrower did not receive any grants, funds or benefits (including, but not limited to, tax benefits) from IIA (formerly known as, the Israeli Office of Chief Scientist) or Investment Center, or the Binational Industrial Research and Development Foundation or any other Governmental Authority, nor has it obtained or been awarded any other grant, loan or other assistance from any other Governmental Authorities or public entities, (ii) Borrower is not obligated to pay any royalties or any other payments to the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority, and (iii) the transactions contemplated under this Agreement, the Israeli Security Documents and any other Transaction Agreement (including the realization of the Collateral) are not subject to any right and do not require the approval of the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

6.10.	Reserved.

6.11.	Litigation. Except as provided in Schedule 6.11 of the Schedule of Exceptions, there are no actions or proceedings pending or threatened in writing by or against the Company or any Subsidiary and their respective officers, directors or employees in such capacities, provided that at the Expansion Loan Disbursement Date, repetition of this representation shall be deemed breached if such action or proceeding shall exist at that time only if an adverse decision in which could reasonably be expected to cause a material adverse effect on its business as conducted or as proposed to be conducted.

6.12.	Reserved.

6.13.	Intellectual Property.

6.13.1.	The Company is the sole owner of the Intellectual Property which it owns or purports to own (“Company Intellectual Property”) except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, and (b) over-the-counter software that is commercially available to the public. Each Intellectual Property which it owns or purports to own and which is material to the Company’s business is valid and to the best of the Company’s knowledge, enforceable. As of the execution hereof, the Company has not received any written claim or notice, and to the Company’s knowledge, no claim has been otherwise made or threatened, that any part of the Intellectual Property violates the rights of any third party.

6.13.2.	Without derogating from the generality of the foregoing, no past and/or present employee or officer of the Company, or any other person (including any consultant) has any rights whatsoever in any Company Intellectual Property, including any right to receive any royalties or other form of compensation in connection therewith.

6.13.3.	Schedule 6.13.3 of the Schedule of Exceptions contains a complete list of patents and pending patent applications, registered trademarks, trademark applications or other registered or pending registration Intellectual Property of the Company. The Company has not received any written claim or notice that any proceedings against the Company, the Company’s employees or service providers have been commenced in any jurisdiction, nor, to the Company’s knowledge, have been threatened, which would result in the cancellation of any issued patent, trademark or service-mark.

6.13.4.	No source code of any of the Company’s proprietary software has been licensed to another person or entity (except for purpose of development actions in such software in the ordinary course of business), and the Company does not have any duty or obligation (whether present, contingent, or otherwise) to license or otherwise provide the source code to any person or entity.

6.13.5.	The Company is and has been in compliance in all material respects with all applicable laws relating to the collection, storage, and onward transfer of all personally identifiable information and data collected by the Company.

6.13.6.	Other than as set forth in Schedule 6.13.6 of the Schedule of Exceptions (the “Grants”), as of execution hereof, no Israeli or foreign government, educational institution, research center or other third party funding was used in the development of any of the Company Intellectual Property. All material terms pertaining to the Grants (including, without limitation, amounts thereof, royalties paid or payable in connection therewith, and restrictions imposed in relation to the transfer of IP developed using such Grants, whether inside or outside of Israel) are set out on Schedule 6.13.6 of the Schedule of Exception.

6.14.	Compliance with Other Instruments

6.14.1.	Neither the Company nor any Subsidiary (i) in violation or default of any provision of its Articles of Association, (ii) to the best knowledge of the Company, in violation or default of any judgment, order, lease or agreement to which it is a party or by which it is bound, or of any provision of any local statute, rule or regulation applicable to the Company and its (and its Subsidiaries’) business and operations, in each case – except where such violation or default may not reasonably be expected to have a material adverse effect on the Company’s and its (and its Subsidiaries’) business, taken as a whole.

6.14.2.	The execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby will not (i) result in violation of its Articles of Association, any judgment, order, lease or agreement to which it is a party or by which it is bound or any applicable law or other legal requirement binding on Company, or in an event that results in the creation of any Lien upon any assets of the Company (except as provided herein) or the suspension, revocation or non-renewal of any material Authorization applicable to the Company or its business, operations or assets, or (ii) subject to obtaining the Required Consents and Approvals, require the consent or approval of any person, which consent or approval has not heretofore been obtained.

6.14.3.	Neither the execution of any Transaction Agreement nor the consummation of the transactions contemplated thereby may result in any Distribution.

6.15.	Related-Party Transactions. Except as set forth in Schedule 6.15 of the Schedule of Exceptions, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or employees, or any member of his or her immediate family, other than agreements, understandings or proposed transactions concerning intercompany agreements, equity rounds, consulting/employment/advisory or similar services in the ordinary course of business and on arms’ length terms, or reverse vesting repurchase of the Company’s shares.

6.16.	Governmental and Municipal Permits. The Company has all governmental and municipal franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted the lack of which could materially and adversely affect the business of the Company, and it’s not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

6.17.	Title to Property; Collateral.

6.17.1.	Except as set forth in Schedule 6.17 of the Schedule of Exceptions, the Company owns its property and assets Free and Clear, except for such encumbrances and liens that arise in the ordinary course of business by operation of law and do not impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and holds a valid leasehold interest Free and Clear. The Company does not own any real property.

6.17.2.	The Collateral (or any portion thereof) is Free and Clear, other than the security interests created in favor of the Lender under the Transaction Agreements. The security interests conferred by the Security Documents constitute a priority security interest of the type therein described over the assets and rights referred to therein.

6.18.	Insurance. The Company has in full force and effect valid insurance policies as set forth in Schedule 6.18 of the Schedule of Exceptions. The insurance coverage provided under such insurance policies is sufficient according to the industry standard in light of the Company’s existing size, operations and needs. All premiums due under such insurance policies have been paid in full by the Company, and the Company is in compliance in all material respects with all the terms and conditions of all such policies. As of execution hereof, all such policies are in full force and effect.

6.19.	Taxes. The Company has duly and timely filed all tax returns and reports (including information returns and reports) as required by applicable law. Each such return or report was true and complete in all material respects when filed. None of such returns or reports has been audited by any taxing authority and the Company has not been advised that any of such returns or reports will be audited. The Company is unaware of any pending (or threatened by written notice delivered to the Company prior to the date hereof) dispute, examination, audit, claim or other action concerning any tax or tax return of the Company claimed or raised by any tax authority. The Company is not currently liable for any tax (whether income tax, capital gains tax, or otherwise), except for taxes paid in the ordinary course of business (such as VAT, social security and withholding of income taxes).

6.20.	Contracts. As of the date hereof, each of the Company’s agreements with its major Suppliers and its other material agreements is in full force and effect, neither the Company nor, to its knowledge, any other party thereto, is in material default thereunder, and no party to such agreement has notified the Company in writing of its intention to terminate, or not to renew, any such agreements.

6.21.	Financial Statements; Financial Condition.

6.21.1.	All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly and accurately present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of their date and the results of its operations for the periods then ended, and have been prepared in accordance with US generally accepted accounting principles consistently applied (“GAAP”). The Monthly Statements were prepared in good faith and based on the books and records of the Company. Since December 31, 2019, the Company has been conducting its (and the Subsidiaries’) business in the ordinary course of business and consistent with past practice, and there has been no material adverse change in the condition (financial or otherwise), affairs, operations and prospects of the Company and the Subsidiaries, taken as a whole.

6.21.2.	(i) no Group member has any liabilities, debts or obligations, whether accrued, absolute or contingent, except for Permitted Indebtedness, and (ii) no Group member is a guarantor of any debt or obligation of another, and (iii) no Group member has created any Security Interest with respect to any of its properties or assets which is still in force, except for Permitted Liens.

6.21.3.	As of the date hereof, the Group provides its Suppliers with Deposits in the aggregate amount of US$ _____, as further detailed in the breakdown of the existing Deposits attached as Schedule 6.21.3 of the Schedule of Exceptions (the “Existing Deposit Amount”).

6.21.4.	Attached as Schedule 6.21.4 of the Schedule of Exception is a table showing the Company’s Monthly Gross Booking Value and Monthly Net Revenues of each calendar month during the six (6) months preceding the date hereof, as well as of the ratio of Monthly Net Revenues to Monthly Gross Booking Value during each such month. According to such ratios of Monthly Net Revenues to Monthly Gross Booking Value, the simple average Monthly Revenues to Bookings Ratio during the 6-month period preceding the date hereof was __% (the “Determining Ratio”). According to such Monthly Gross Booking Values, the simple average Monthly Gross Booking Value during the 3-month period preceding the date hereof was US$ _______ (the “First Base Monthly GBV”).

6.22.	Bank Accounts. Schedule 6.22 of the Schedule of Exceptions sets forth the names, account number, account type and locations of all banks, trust companies, savings and loan associations and other financial institutions, domestic and foreign, at which the Company and the Subsidiaries maintain accounts of any nature.

6.23.	Employees.

6.23.1.	The Company is and has been in compliance in all material respects with all applicable employment laws, policies, procedures and agreements relating to employment, terms and conditions of employment with respect to its employees, contractors and service providers, and the Company is not aware to any pending, and to the Company’s best knowledge, threatened claims against it with respect to the foregoing.

6.23.2.	No Key Employee has been dismissed or has given notice of termination of his employment, nor to the Company’s knowledge as of execution hereof, do any of the Key Employees have at present any intention to terminate his or her employment with the Company.

6.24.	Foreign Corrupt Practices Act. Neither the Company nor any subsidiary thereof nor, to the best of its knowledge, any of their directors, officers or employees in their capacities as such, has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any of its affiliates to obtain or retain business for, or direct business to the Company or any of its affiliates, as applicable. Neither the Company nor any subsidiary thereof nor, to the best of its knowledge, any of their directors, officers or employees in their capacities as such, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

6.25.	Corporate Documents and Minute Books. The Articles of Association of the Company as in effect as of the date hereof are in the form previously provided to the Lender. All registers required to be kept by the Company under the provisions of any applicable law are true and accurate.

6.26.	No Default. To the Company’s knowledge, no event or circumstance has occurred which constitutes or is reasonably likely to constitute a Default.

6.27.	Reserved.

6.28.	Disclosure. The Company has made available to the Lender all the information reasonably available to the Company that the Lender has requested for deciding whether to enter into this Agreement and the other Transaction Agreements. Neither the Transaction Agreements, nor any other statements or certificates made or delivered in connection herewith or therewith contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. There is no material fact or information relating to the business, prospects, financial condition, affairs, operation or assets of the Company that was requested by Lender and has not been disclosed to the Lender by the Company (it being recognized by Lender that the projections and forecasts provided by the Company in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

7.	Undertakings of the Borrower

Unless expressly provided otherwise herein, the Company hereby agrees that as of the Closing Date and continuing for so long as (i) any amount may be drawn under the Loan or (ii) any amount remains unpaid on account of the Loans or otherwise is due to the Lender under any of the Transaction Agreements (other than the Warrant (without derogating from Lender’s rights thereunder)), the following shall apply:

7.1.	Information Rights. The Company shall provide Lender with the following:

7.1.1.	As soon as practicable, but in any event within 180 days after the end of each calendar year, the audited, consolidated financial statements of the Company and its subsidiaries, including a consolidated balance sheet, as of the end of such year, and statements of income and statements of cash flow of the Company and its subsidiaries for such year, prepared in accordance with GAAP and audited by a firm of independent certified public accountants which is one of (or is affiliated with one of) the “Big Four” U.S. accounting firms (a “CPA”), and accompanied by an unqualified opinion of such firm which opinion shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding calendar year, and present fairly and accurately the financial position of the Company and its subsidiaries as of their date, and that the audit by such CPA in connection with such financial statements has been made in accordance with GAAP.

7.1.2.	As soon as practicable, but in any event within 45 days after the end of each calendar quarter, a consolidated pro forma company prepared balance sheet and profit and loss statement of the Company and its subsidiaries as of the end of such calendar quarter, prepared in accordance with GAAP and certified by the Chief Financial Officer or the Chief Executive Officer of the Company, which shall be accompanied by (i) bank account balance reports showing the cash balance in each bank account of any Group member as of the end of such quarter, and (ii) copies of the monthly VAT reports filed by the Company with VAT authorities in relation to each month during such quarter.

7.1.3.	As soon as possible and no later than within thirty (30) days after the last day of each calendar month, a management report in the form attached as Exhibit 7.1.3 hereto, reflecting the Company’s performance and financial condition (on a consolidated basis) as of the end of such month, accompanied by a Compliance Certificate as of the end of that month in relation thereto, in each case – duly executed by the Chief Financial Officer or the Chief Executive Officer of the Company. Such management report shall also be accompanied by an updated amount of the then existing Deposits and their breakdown in the form similar to the table attached as Schedule 6.21.4 of the Schedule of Exceptions.

7.1.4.	The Company shall provide Lender with copies of all material documents and information provided to the Board or the Shareholders, promptly following sharing same with the directors or shareholders, as applicable.

7.1.5.	The Company shall notify Lender in writing, promptly upon becoming aware, of any suit or claim filed against or submitted to any Group member, whereby any third party seeks monetary relief which exceeds in the aggregate US$ 50,000.

7.1.6.	If applicable, within 30 days of the end of each semi calendar year, the Company shall notify Lender in writing of any new applications made for registration of patents by the Group and/or any patents registered thereby during such period (if any) (“New IP”). Such notification shall be accompanied by (i) a duly executed appropriate amendment to the IP Pledge Debenture, in form and substance reasonably agreed by the parties, which covers the pledge of such New IP thereunder, and (ii) evidence of corresponding UCC-1 filing (together with USPTO filing in relation to new registered patents) made by the Company in relation to such New IP, provided that with respect to New IP which consists of applications only, the foregoing shall take place once every calendar year.

7.1.7.	any and all information as Lender may reasonably request in relation to the Company and its business, promptly upon such request.

7.2.	Additional Information. Lender shall have, at reasonable times and upon reasonable prior notice, full access to all books and records of the Company and its subsidiaries and shall further be entitled to inspect the properties of the Company and its subsidiaries and audit their respective books and accounts, and consult with the senior management of the Company and any subsidiary thereof and their respective accountants regarding the same (collectively, “Audit”), at Lender’s expense, provided that (i) upon the occurrence and during the continuance of an Event of Default, the Company shall bear the costs of such Audit (it is hereby agreed that in case that Lender shall initiate an Audit upon which an Event of Default shall be discovered, the Company shall bear the costs of such Audit), and (ii) once during the term of the Loans (and not under circumstances of an Event of Default) Lender shall have the right to demand Borrower to conduct such audit at Borrower’s expense. The cost of such Audit shall not exceed an amount of Five Thousand Dollars ($5,000). Prior to the occurrence and continuance of a Default and thereafter, the Lender shall be entitled to conduct up to one (1) Audit per calendar year.

7.3.	Grants. Borrower shall provide prior written notice to the Lender upon receiving any grants, funds or benefits from the IIA or the Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority. Notwithstanding the above, after the occurrence and during the continuation of an Event of Default, Borrower shall obtain the prior written consent of Lender before receiving any grants, funds or benefits, or filing for an application to receive funding from IIA or the Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

7.4.	Negative Covenants. The Company hereby covenants and agrees that, without the prior written consent of Lender, it will not:

7.4.1.	materially change the general nature of its business.

7.4.2.	extend any loans, receive any loan, incur any other indebtedness (including by way of factoring or similar transactions) or issue any guarantee or otherwise guarantee any indebtedness, other than Permitted Indebtedness and subordinated unsecured loans by shareholders or potential shareholders of the Company, provided that: (i) no cash amounts may be repaid thereunder unless upon winding up of the Company or upon an M&A transaction, provided further that the Lender is also being fully repaid as part of such transaction (it being clarified that payment by way of conversion of such amounts into shares of the Company is permitted), (ii) such shareholders shall not be entitled to declare an event of default under such loans (and such loans may not otherwise become due and payable) unless and until all Secured Amounts shall have been repaid in full, and (iii) such shareholders shall confirm in writing that they are aware that such loans are and shall at all times remain inferior and subordinated to Lender’s rights under the Transaction Agreements.

7.4.3.	grant any Security Interests on the Company’s or any of its subsidiaries’ assets or assign any right to receive any consideration or other payment with respect to the Collateral, other than as Permitted Liens and as otherwise expressly permitted in this Agreement or the Security Documents.

7.4.4.	without derogating from any other provision hereof, repay any of its shareholders’ loans or bridge finances (it being clarified that payment by way of conversion of such amounts into shares of the Company is permitted).

7.4.5.	transfer ownership of its assets other than use of cash and cash equivalents or any other transfer, in each case – in the ordinary course of business and consistent with past practice, or grant an exclusive license to a third party in the Company’s Intellectual Property (it is hereby clarified that the Company may engage with any third party (including suppliers, customers, resellers, distributers etc.) on an exclusive basis), provided however, that any transfer or other disposition of Intellectual Property which might entitle the IAA to any increased payments or other penalties shall not be permitted.

7.4.6.	declare or make any Distribution, either in cash or in property, on any of the Company’s shares or otherwise redeem or repurchase any of its shares (other than reverse vesting repurchase of shares of employees in the ordinary course of business upon their departure);

7.4.7.	enter into, or be a party to, any transaction, arrangement or agreement with any direct or indirect shareholders of the Company or any Affiliates thereof, other than (i) investments in Company or any subsidiary thereof, (ii) inter-company transactions between the Company and any subsidiary thereof in the ordinary course of business, and (iii) payment of wages and consideration (including issuance of options/securities) to employees, advisors or service providers who hold equity interest in the Company in accordance with their existing employment or engagement agreements with the Company currently in place. In any event, any inter-company indebtedness shall be and at all times remain subordinated to the rights of the Lender under the Transaction Agreements.

7.4.8.	Incorporate, acquire, invest in or otherwise become holder of any equity rights in any corporation or otherwise conduct any business activities via such corporation, unless subject to the provisions of Sections 4.2 and 4.3 above.

The covenants set out under Sections 7.4.2, 7.4.3, 7.4.7 and 7.4.8 above shall also apply, mutatis mutandis, to any subsidiary of the Company.

7.5.	Merger; Consolidation; Acquisition. For so long as any Secured Amounts have not been repaid in full, the Company will have such amounts repaid and the right to drawdown any amount under the Loan shall terminate, immediately upon (i) the consummation of an M&A Transaction or (ii) any other transaction or a series of related transactions in which the shareholders of the Company who were not shareholders immediately prior to the first such transaction (“New Controlling Shareholders”) own more than fifty percent (50.0%) of the voting share of the Company or have the right to appoint more than fifty percent (50.0%) of board members of the Company immediately after giving effect to such transaction or series or related transactions (other than, solely within the framework of a public offering (including via merger with a SPAC or other traded company or other form of transaction the result thereof is the public listing of the Company) or a bona fide equity round, if the New Controlling Shareholders are the general public (without any individual obtaining control thereby over the Company), reputable venture capital investors and/or institutional investors). In either case Company shall repay Lender the applicable Prepayment Fee.

For the purposes hereof:

“M&A Transaction” means (a) the consolidation of the Company with, or a merger with or into, any third party, following which the Company’s shareholders immediately prior to such transaction will own less than 51% of the voting securities of the surviving entity or the Company, as applicable, immediately following such transaction, or (b) an acquisition or other transfer of all or substantially all of the Company’s securities or assets.

7.6.	Insurance

7.6.1.	Borrower shall keep its business and the Collateral insured for such risks and in such amounts as customary for companies in Borrower’s industry and location, and as Lender may reasonably request. Insurance policies shall be in a form, with reputable insurance companies, and in amounts that are reasonably satisfactory to Lender; based on the Borrower’s above representation in relation to its existing policies, it is hereby clarified that, Borrower’s existing policies are deemed acceptable to Lender. Borrower shall cause that Lender shall be named as lender loss payee and additional insured, as applicable, with respect to any insurance providing coverage in respect of any Collateral. With respect of any insurance policy of any Pledging Subsidiary (if any), all property policies shall have a lender’s loss payable endorsement showing Lender as co-insured and first loss payee. With respect to any property insurance policy of Borrower, Lender shall be designated as a “Motav” in the meaning and for the purposes of the Israeli Insurance Contract Law 5741-1981.

7.6.2.	Borrower shall ensure that proceeds payable under any property policy are, at Lender’s option, payable to Lender on account of the Secured Amounts. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any insurance policy up to US$ 100,000, in the aggregate, towards the replacement or repair of destroyed or damaged property. If Borrower fails to obtain insurance as required under this Section 7.6 or to pay any amount or furnish any required proof of payment to third parties, Lender may make all or part of such payment or obtain such insurance policies required in this Section 7.6, and take any action under the policies Lender reasonably deems required.

7.6.3.	At Lender’s request, Borrower shall deliver to Lender certified copies of insurance policies and evidence of all premium payments. Borrower shall cause that each provider of any such insurance required under this Section 7.6 shall agree, by endorsement upon the policy or policies issued by it and provided to Lender or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be adversely changed in any material respect or canceled.

7.7.	The Company shall notify Lender in writing, within seven (7) Business Days after it shall become aware, of any termination of the employment of its CEO, CFO or CTO or any other Key Employee.

8.	Covenants

8.1.	Cushion

8.1.1.	Without derogating from any other right or remedy of Lender under the Transaction Agreements, Lender may at any time, and without the need for Borrower’s consent, utilize any and all amounts deposited in the Cushion Deposit for effecting payment of any amounts which become due and payable to it under the Transaction Agreements and are not timely paid to Lender for any reason whatsoever. Lender shall notify Borrower promptly following such utilization (“Utilization Notice”). In any event the Cushion Deposit shall be utilized for repayment of any outstanding amounts as of the Final Maturity Date.

8.1.2.	Once Lender shall have utilized any portion of the Cushion Deposit as aforesaid, Borrower shall have 60 days from the receipt the applicable Utilization Notice (the “Make Whole Period”) to make the Cushion Deposit whole again (i.e., such that the entire Initial Cushion Deposit Amount and, if applicable, the Additional Cushion Deposit Amount, shall once again be deposited in the Cushion Deposit) (“Make the Cushion Deposit Whole”). It is clarified that any further utilization(s) by Lender of the Cushion Deposit during the Make Whole Period (or the Make Whole Period Extension, as applicable) and prior to Making the Cushion Deposit Whole, shall not extend the Make Whole Period (or the Make Whole Period Extension, as applicable) or otherwise affect Borrower’s obligations to Make the Cushion Deposit Whole by the end of the Make Whole Period (or the Make Whole Period Extension, as applicable).

8.1.3.	Failure by Borrower to Make the Cushion Deposit Whole by the end of the Make Whole Period shall not constitute a Default, but shall automatically render the Interest subject to an additional interest at an annual rate of four percent (4%) (“Make Whole Interest”), effective as of the lapse of the Make Whole Period. The foregoing shall not relive Borrower from its obligation to Make the Cushion Deposit Whole. Make Whole Interest shall not replace or otherwise affect any applicable Step-Up Interest (if applies due to any other circumstances) and/or Arrears Interest due on any amounts hereunder (if any), and vice versa.

8.1.4.	Notwithstanding the foregoing, failure by Borrower to Make the Cushion Deposit Whole within 60 days following expiration of the Make Whole Period (the “Make Whole Period Extension”) shall constitute an Event of Default, in which case the Make Whole Interest shall become effective retroactively from the commencement of the Make Whole Period, such that it shall become due and payable also in respect of the entire Make Whole Period.

8.2.	Minimum Cash

8.2.1.	So long as any amount is due or may become due to the Lender pursuant to the provisions of this Agreement, at all times the Company shall maintain in its bank accounts an aggregate amount of unrestricted cash or cash equivalents in an amount of at least US$ 500,000 (“Minimum Cash Amount”). It is hereby clarified that nothing herein shall prevent the Company from freely using such cash amount in accordance with the provisions hereof (subject to meeting the above covenant regarding the Minimum Cash Amount at all times).

Without derogating from the generality of the foregoing, it is clarified that none of the following amounts may be deemed unrestricted for purpose of calculating the Minimum Cash Amount (and shall accordingly be disregarded in whole for that purpose): (i) amounts deposited in the Cushion Deposit; (ii) amounts deposited in any Deposit.

8.2.2.	Once, following the Closing, the Company shall have consummated raising equity capital in an aggregate amount exceeding US$ 5,000,000, the Minimum Cash Amount shall be changed from time to time such that it shall, at all times during any calendar quarter, be at least equal to the higher of (i) the aggregate cash flow burned by the Company on a consolidated basis during the immediately preceding calendar quarter, and (ii) US$ 500,000.

8.2.3.	In the event that in light of the financial condition of the Company or the market terms the Company shall reduce the aggregate amount of all of its Deposits (whether existing or future) below an amount of US$ 2,000,000, then, solely with respect to an amount of the first US$ 1,500,000 being so released (the “Relevant Released Amount”), the Minimum Cash Amount shall be further increased by 30% of each amount out of such Relevant Released Amount so released from any Deposits.

8.3.	Downturn. (i) The Monthly Gross Bookings Value as of the end of any two consecutive calendar months shall not decrease by more than 50% compared to the Base Monthly Gross Bookings Value, and (ii) the Monthly Gross Booking Value as of the end of any six consecutive calendar months shall not decrease by more than 20% compared to the Base Monthly Gross Booking Value.

For the purposes hereof, “Base Monthly Gross Bookings Value” shall mean, (i) when compared to the Monthly Gross Bookings Value in each calendar month during 2021 – the First Base Monthly GBV, (ii) when compared to the Monthly Gross Bookings Value in each calendar month during 2022 – the higher of (1) the simple average of the Monthly Gross Bookings Values measured during the 3 month period ended on January 31st, 2022, and (2) the First Base Monthly GBV (the “Second Base Monthly GBV”), and (iii) when compared to the Monthly Gross Bookings Value in each calendar month during 2023 and thereafter – the higher of (1) the simple average of the Monthly Gross Bookings Values measured during the 3 month period ended on January 31st, 2023, and (2) the Second Base Monthly GBV.

8.4.	Expansion Loan. Commencing on the Expansion Loan Disbursement Date and at any time thereafter –

8.4.1.	the simple average of Monthly Profitability during any 3-month period shall at all times be positive (i.e., more than zero); and

8.4.2.	Monthly Booking Value of the Company at any calendar month shall exceed US$ 5,000,000.

8.5.	Revenues to Booking Ratio. Until the consummation by the Company of an equity round in an aggregate amount exceeding US$ 7,500,000, the Monthly Revenues to Bookings Ratio in each calendar month following the Closing shall not be less than 50% of the Determining Ratio.

9.	Fees and Expenses

9.1.	Management Fee. Borrower shall pay Lender annual management fee at the amount reflecting annual rate of 1% of all Loan Amounts outstanding at any time under the Transaction Agreements (“Management Fee”). Such Management Fee shall be payable to Lender on monthly basis together with applicable VAT, such that on each Interest Payment Date Borrower shall pay Lender Management Fee in respect of all Loan Amounts outstanding under the Transaction Agreements during the Interest Period then ended.

9.2.	Closing Fee. (i) At Closing, Borrower shall pay Lender a one-time closing fee at the amount of US$ 30,000 plus VAT, by way of deduction from the Primary Loan extended at Closing (“Closing Fee”); and (ii) upon withdraw of the Expansion Loan or any part thereof, additional one-time fee at an amount equal to 1% plus VAT of the amount so withdrawn shall be due and payable by the Company to Lender, and in each case, against applicable invoice issued to the Company.

9.3.	Expenses. The Borrower shall bear all costs and expenses incurred by Lender in the negotiation and consummation of the transactions contemplated hereby, as follows:

9.3.1.	At the Closing, all transaction expenses incurred by Lender in connection with the negotiation and consummation of the transactions contemplated hereby, including the related legal fees, shall be paid by Borrower to Lender, by way of deduction from the Primary Loan extended at Closing and in any event against applicable invoice issued to the Company; provided that the above payment obligation shall be capped at US$ 36,000 plus VAT, as follows (i) US$ 24,000 plus VAT on account of legal fees and expenses, and (ii) US$ 12,000 plus VAT on account of financial consultant It is clarified that Borrower shall pay all amounts as aforesaid regardless of whether Closing shall have occurred, whereby absent Closing such payments shall take place within 10 (ten) Business Days of termination of this Agreement.

9.3.2.	It is clarified that any additional costs (including legal fees) incurred by the Lender after the Closing in relation to amendments or termination to the Transaction Documents (and not relating to the Closing) or otherwise to ongoing operation of Loans shall be borne by Borrower and paid in accordance with the foregoing provisions, subject to the bona fide prior agreement by the parties of an appropriate and reasonable cap to such costs, provided that costs associated with a potential (or actual) Events of Default and/or costs associated with enforcement of Lender’s rights under the Transaction Agreement shall not be subject to any such prior agreement.

9.3.3.	All costs relating to the registration and removal of Liens created pursuant to the terms of the Transaction Agreements and to the realization thereof shall be borne by the Company. Without derogating from the foregoing, the Company shall be responsible to the registration of the relevant Liens outside of Israel in accordance with the provisions hereof.

9.4.	Agreed Compensation. If Closing shall not take place for any reason whatsoever (other than any reason related solely to Lender), Lender shall be entitled to agreed compensation at the amount of NIS 100,000, which shall be paid thereto in addition all expenses owed to Lender in accordance with the foregoing provisions.

10.	Indemnity

10.1.	Borrower shall indemnify and hold the Lender and its representatives (each, an “Indemnified Person”) harmless from and against any and all direct claims, costs, expenses, damages and liabilities (including such direct claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Transaction Agreements or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or arising out of the disposition or utilization of the Collateral or otherwise out of any attempt to collect amounts due hereunder, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence, malice or willful misconduct.

10.2.	Without derogating from the provision of Section 2.6.4 above, this Section 10 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

10.3.	In no event shall any party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

10.4.	This Section 10 shall survive the repayment of all Secured Amounts, and otherwise shall survive the expiration or other termination of this Agreement.

11.	Illegality

If any change in, or the introduction of, any applicable law, or any change in the interpretation, administration or application of any applicable law by a final decision of any competent court or other governmental body, or compliance by the Lender with any such change or introduction of applicable law or any change in the interpretation, administration or application of applicable law by reason of the interpretation, administration or application adopted or declared by any governmental body in respect of any applicable law, shall make it unlawful or a breach of applicable law, for Lender to make available, fund or maintain the Loans or any part thereof under this Agreement, or to give effect to its obligations and exercise its rights as contemplated by this Agreement, Lender may, by written notice to the Borrower, declare that to the extent necessary to avoid any such illegality or breach of applicable law or breach of practice as aforesaid, Lender’s obligations to the Borrower under this Agreement shall be terminated on the latest date by which the obligations may remain in effect without causing it to be in breach of applicable law or breach of practice as aforesaid, whereupon the Borrower will, by the date immediately prior to the illegality or breach of applicable law or breach of practice as aforesaid, taking effect, prepay to the Lender, any and all Secured Amounts, including all interest as well as all other Due Payments and all other amounts payable by the Borrower to Lender under the Transaction Agreements until such time, provided that in such event no Prepayment Fee shall apply.

12.	Set-off and Lien

12.1.	Lender shall have the right of lien over all monies whether in Israeli currency or in foreign currency, due or to become due to the Borrower or any Guarantor from Lender or any Affiliate thereof in any account, deposit and/or any other account/deposit of the Borrower or any Guarantor at the Lender (“Accounts”) and/or in any manner or circumstance whatsoever, and over all bills, shares, bills of lading, documents, movables or other property of whatsoever type or kind delivered or to be delivered by the Borrower or any Guarantor or by any third party on behalf thereof to the Lender for collection, for collateral or for safe custody and over the proceeds thereof, including all rights in relation thereto, and upon and during the continuance of an Event of Default, subject to applicable law, the Lender shall be entitled to detain the same until payment of all sums, whether in Israeli currency or in foreign currency, due to the Lender from the Borrower or any Guarantor in any account or in any manner or cause. Lender shall notify Borrower or Guarantor, as applicable, promptly after exercising such right.

12.2.	Following the occurrence of an Event of Default, subject to applicable law, neither Borrower nor any Guarantor shall be entitled to withdraw the monies in any Accounts and any deposits without the prior written consent of the Lender, and the Lender shall be entitled to prevent the Borrower from effecting any dispositions whatsoever therein.

12.3.	Without prejudice to the Lender’s right of lien, following the occurrence and during the continuance of an Event of Default, the Lender shall likewise be entitled (but not obliged), without being obliged to notify the Borrower, to set off any sum owed to it under the Transaction Agreements if such sum has become due and payable under the terms of the Transaction Agreements (including by way of acceleration) or any part thereof against any sum due or to become due to Borrower or any Guarantor from the Lender in any account/deposit of the Borrower or any Guarantor at the Lender and/or in any manner or for any reason whatsoever in any currency whatsoever (even before the maturity date of the amounts due to the Borrower or any Guarantor from the Lender as aforesaid - against which the set-off shall be made).

13.	Miscellaneous

13.1.	Heading, Preamble, and Exhibits. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble, Schedules and Exhibits are an integral and inseparable part of this Agreement. In the event of any conflict or discrepancy between the terms of this Agreement and any of its schedules or exhibits, the terms of this Agreement shall prevail.

13.2.	Further Action. At any time and from time to time, Borrower agrees, without further consideration, to take such actions and to execute and deliver such documents as, in the Lender’s good faith business opinion, may be reasonably necessary to carry out and give full effect to the provisions of the Transaction Agreements and the intentions of the parties as reflected hereby and thereby. Without derogating from the generality of the foregoing, the Company shall maintain (and cause its subsidiaries to maintain) in full force and effect, all authorizations, approvals, licenses and consents required by or under applicable laws and regulations required in order to enter into the Transaction Agreements and perform all of its obligations under the Transaction Agreements.

13.3.	Confidentiality. The Company and its subsidiaries and the Lender shall not disclose the Transaction Agreements, or any of them (including the documents referred to therein and the negotiations conducted in connection therewith) or the content thereof, wholly or partially, to any third party whatsoever, except for: (i) a Governmental Authority pursuant to a formal order or request or as otherwise required under any applicable law, (ii) advisors and consultants of the Borrower or the Lender, and who shall be bound by a confidentiality undertaking or duty, (iii) in relation to the Lender – to any prospective transferee of any of the Lender’s rights and obligations hereunder in accordance with the provisions hereof, as well as to the management of Discount Bank Ltd. and any other organs thereof, in each case, on a need to know basis and subject to customary confidentiality undertakings, and (iv) in relation to Borrower – to any potential investor/acquirer/underwriter, in each case subject to customary confidentiality obligations. The confidentiality provision shall not apply to information that is in the public domain or becomes part of the public domain (other than as a result of a breach of this Section).

In handling any confidential information of Borrower, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to any prospective transferee of any of the Lender’s rights and obligations hereunder in accordance with the provisions hereof (subject to customary confidentiality undertakings); (b) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators; (c) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein or are otherwise bound by confidentiality.

13.4.	Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for the Tel Aviv-Jaffa district, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

13.5.	Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

13.5.1.	Assignment. Except as otherwise expressly stated to the contrary herein, neither the Company nor any Guarantor may assign or transfer any rights and\or obligations under the Transaction Agreements absent the prior written consent of Lender. The Lender may freely assign or transfer, including by way of sale of participation rights or in any other manner as Lender shall deem fit, any of its rights and/or obligations under the Transaction Agreements, including under the Security Documents, in whole or in part, provided that in such an event, at any time there will be a reputable lead lender who will hold an irrevocable proxy from all other lenders to represent them vis-a vis the Company in all matters concerning this Agreement, any other Transaction Document or the realization thereof, without having to obtain the Company’s or any Guarantor’s consent, provided that such transfer is made solely to any of the following (each a “Permitted Transferee”): (i) any other entity which controls, is controlled by, or is under common control with, the Lender, or (ii) to any of the following: (1) Banks and Banking Corporations which are subject to the Banking (Licensing) Law, 5741-1981, (2) corporations which are subject to the Joint Investment Trust Law, 5754-1994, (3) corporations which are subject to the Supervision of Financial Services Law (Provident Funds), 5765-2005, (4) an Insuring Corporation (’תאגיד מבטח’) as defined in the Control of Financial Services (Insurance) Law, 5741-1981, (5) any investment group (’סל השקעות’) that concentrates the investment activities of any entities among the foregoing, an Investment Fund, as defined in the Regulations of Supervision of Financial Services Law (Provident Funds) (Direct Expenses due to the Execution of Transactions), 5768-2008, and (6) other funds which engage in investments or debt, such as private equity funds, mezzanine and debt funds, or any corporation controlled by any of the entities listed above, provided that such fund or corporation mentioned in this sub-clause(6) (and/or any of its investors) is a reputable entity, and that it is not a competitor of the Company, directly or in directly (including through holding of equity interest in a competitor (disregarding for this purpose shareholding of less than 5% in public companies).

Notwithstanding the foregoing, no limitation shall apply to any assignment or transfer by Lender of any of its rights or obligations hereunder and/or under any Transaction Agreement after the occurrence of an Event of Default. The foregoing provisions shall apply, mutatis mutandis, to the transfer of rights and obligations by such transferee.

13.6.	Entire Agreement; Amendment; Waiver. The Transaction Agreements and all exhibits and schedules attached hereto or thereto constitute the full and entire understanding and agreement among the Company and the Lender with regard to the subject matters hereof and thereof. All prior understandings and agreements among the parties (or anyone on their behalf) are void and of no further effect. Any term of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by the Lender and the Company.

13.7.	Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement, by law or otherwise, afforded to any of the parties, shall be cumulative and not alternative.

13.8.	Survival. Without derogating from anything contained in this Agreement, all covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all amounts payable to Lender hereunder have been paid in full.

13.9.	Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by facsimile or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered personally or by courier, to the following addresses:

if to the Company:

Splitty Travel Ltd.

______________

______________

Attn: _______________

[email]

copies to (which shall not be deemed notice):

Shibolet Law Firm

4 Berkowitz St.

Tel Aviv

Attn:	Ofer Ben Yehuda (O.Ben-Yehuda@shibolet.com);

Maya Koubi Bara-nes (Maya@Shibolet.com)

if to Lender:

Discount Capital Ltd.

22 Rothschild Blvd.

Tel Aviv

Israel

Attn:	Ido Avron (idoa@dcapital.co.il); Yifat Samet-Shalit (yifat@dcapital.co.il)

copies to (which shall not be deemed notice):

Meitar Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan

Israel

Attn:	Assaf Oz (aoz@meitar.com); Eli Wieder (eliw@meitar.com)

or to such other address, or to the attention of such other person, with respect to a party as such party shall notify the other parties in writing as above provided. Any notice sent in accordance with this Section shall be deemed delivered (i) if mailed, three (3) Business Days after mailing, (ii) if sent by courier, upon delivery, and (iii) if sent via facsimile or electronic mail, upon transmission and electronic confirmation of receipt, or - if transmitted and received on a day which is not a Business Day - on the first Business Day following transmission and electronic confirmation of receipt.

13.10.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

13.11.	Manner of Payment. All payments that are to be made by or to the Lender pursuant to this Agreement shall be paid in immediately available U.S. Dollars.

13.11.1.	Payments due to the Lender shall be made to its bank account, as shall be designated by the Lender from time to time by written notice. The Company shall make such payments to such bank account by initiating such payments on a Business Day, before 11.00 a.m., Israel local time, by bank wire transfer of immediately available funds.

13.11.2.	Unless specifically set forth otherwise, all amounts under this Agreement are exclusive of any VAT. VAT shall be added according to applicable law to all Due Payments and any other amounts payable hereunder or in connection herewith to Lender, to be paid against and subject to a duly issued invoice to be issued by Lender.

13.11.3.	If any payment is required to be made hereunder on a day which is not a Business Day, then such payment shall be made on the first Business Day to occur thereafter (and any Interest applicable thereto shall be accrued thereon accordingly, however without any default interest (Step-Up or Arrears Interest) or other penalty to apply thereto).

13.12.	Changes in GAAP. Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, provided that if at any time there shall occur or about to occur any change in GAAP that would or is likely to affect the computation of any financial ratio or requirement set forth in any Transaction Agreement, and either Borrower or Lender shall so request, Borrower and Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Borrower shall provide Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

13.13.	Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Company and the Lender, any rights or remedies under this Agreement.

13.14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and the other Transaction Agreements may also be executed and delivered by facsimile or other electronic delivery of signature.

[Remainder of the Page Intentionally left Blank]

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first appearing above.

Splitty Travel Ltd.

By:
Title:

Discount Capital Ltd.

By:
Title:

Acknowledged and agreed to by each Guarantor with respect to the provisions applicable to it:

Splitty Travel Inc.

By:
Title:

Splitty Travel Ltd.

By:
Title:

[Signature Page to Financing Agreement]